EXHIBIT 10.23

Amendment and Restatement of Deferred Compensation Agreements (undated) between

The Norwich Savings Society and Jeremiah J. Lowney, Jr.

AMENDMENT AND RESTATEMENT OF DEFERRED COMPENSATION AGREEMENTS

THIS AMENDMENT AND RESTATEMENT OF DEFERRED COMPENSATION AGREEMENTS (hereinafter the “Agreement”) is made this      day of             , 1998, by and between The Norwich Savings Society, a Connecticut stock savings bank (hereinafter the “Bank”) and Jeremiah J. Lowney, of the Town of Lebanon, County of New London and State of Connecticut (hereinafter the “Director”).

W I T N E S S E T H:

WHEREAS, the Bank and the Director entered into a Deferred Compensation Agreement dated December 11, 1987 and amended effective April 18, 1989 (hereinafter the “1987 Deferred Compensation Agreement”) pursuant to which the Director deferred the receipt of certain compensation payable to him by the Bank from 1987 through 1990 and another Deferred Compensation Agreement dated December 27, 1990 (hereinafter the “1990 Deferred Compensation Agreement”) pursuant to which the Director deferred the receipt of certain compensation payable to him by the Bank from 1991 through June 30, 1995; and

WHEREAS, under the terms of the 1987 Deferred Compensation Agreement, the amounts deferred thereunder were credited to a bookkeeping account maintained by the Bank on behalf of the Director and invested in a life insurance policy with respect to which the Bank is the owner and beneficiary; and

WHEREAS, under the terms of the 1990 Deferred Compensation Agreement, the amounts deferred thereunder were credited to a bookkeeping account maintained by the Bank on behalf of the Director and deemed to earn interest at an annual rate of eleven percent; and

WHEREAS, in contemplation of the merger of the Bank and its parent, Norwich Financial Corp., a Delaware corporation, with and into People’s Bank, a Connecticut stock savings bank, the Bank authorized by resolution adopted on September 3, 1997 the amendment and restatement of the 1987 Deferred Compensation Agreement and the 1990 Deferred Compensation Agreement in the form of a consolidated Deferred Compensation Agreement pursuant to which: (i) the amounts payable under each of the 1987 Deferred Compensation Agreement and the 1990 Deferred Compensation Agreement would be stated on an aggregate basis; (ii) the date of payment of such aggregate amounts in installments over a ten-year term would be stated; and (iii) the determination of the amounts payable with respect to the 1990 Deferred Compensation Agreement would be made by crediting interest to the account maintained thereunder at a rate of eleven percent through September 3, 1997 and at a rate of eight and one-half percent thereafter; and

WHEREAS, the Director and the Bank desire to so amend and restate the 1987 Deferred Compensation Agreement and the 1990 Deferred Compensation Agreement.

NOW THEREFORE, in consideration of the premises and the covenants set forth herein, the parties hereto agree to amend and restate the 1987 Deferred Compensation Agreement and the 1990 Deferred Compensation Agreement effective September 3, 1997 in the form of the following Agreement.

1. PAYMENT OF DEFERRED COMPENSATION. The Bank shall pay the following amounts on the following dates to the Director or, in the event of his death, to his beneficiary:

Date of Payment	Amount of Payment
July 1, 2001	$20,334
July 1, 2002	$36,834
July 1, 2003	$36,834
July 1, 2004	$36,834
July 1, 2005	$36,834
July 1, 2006	$36,834
July 1, 2007	$36,834
July 1, 2008	$36,834
July 1, 2009	$36,834
July 1, 2010	$36,834
July 1, 2011	$16,500

2. BENEFICIARY DESIGNATION. The Director has notified the Bank by means of Exhibit A hereto of the person or persons entitled to receive payment of the amounts provided in Section 1 of this Agreement in the event of the Director’s death. Such beneficiary designation may be changed by the Director at any time, by notice in writing to the Bank, without the consent of any other person. A beneficiary designation hereunder shall have no effect on the amount or form of payments under this Agreement and shall affect only the identity of the person to whom payments are made.

3. FUNDING. Amounts payable under this Agreement shall be “unfunded,” as that term is used in Sections 201(2), 30l(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. Accordingly, the Bank shall not be required to segregate or earmark any of its assets for the benefit of the Director or his beneficiary(ies), and each such person shall have only a contractual right against the Bank for amounts payable hereunder. The rights and interests of the Director or his beneficiary(ies) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Director or any person claiming under or through the Director, nor shall they be subject to the debts, contracts, liabilities or torts of the Director or anyone else prior to payment other than the claims of the creditors of the Bank to the assets of the Bank.

4. MISCELLANEOUS.

(a) The Bank and the Director acknowledge that this Agreement supersedes the 1987 Deferred Compensation Agreement and the 1990 Deferred Compensation Agreement, which are amended and restated in their entirety as this Agreement. Except for the 1987 Deferred Compensation Agreement and the 1990 Deferred Compensation Agreement, this Agreement shall not supersede any other contract, whether oral or written, between the Bank and the Director, nor shall it affect or impair the rights and obligations of the Bank and the Director, respectively, thereunder. Nothing contained herein shall impose any obligation on the Bank to continue the employment or service of the Director.

(b) This Agreement shall be binding upon and inure to the benefit of the Director, his designees, heirs and legal representatives and upon the Bank and any successor to the Bank, including any successor arising in the event of the merger or consolidation of the Bank with or into any other entity, or the disposition of all or substantially all of the assets of the Bank.

(c) This Agreement shall be executed in duplicate, and each executed copy of this Agreement shall be deemed an original.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws.

(e) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Norwich Savings Society

By
Witness	Its	President and Chief Executive Officer

Witness		Jeremiah J. Lowney

EXHIBIT A

BENEFICIARY DESIGNATION

In accordance with the provisions of Section 2 of the Agreement to which this Exhibit A is attached, I hereby designate the person(s) named below, if living at the time of my death, to receive the undistributed amounts payable to me under the Agreement:

Primary Beneficiary(ies)	VIRGINIA W. LOWNEY

If more than one person is designated as Primary Beneficiary, the undistributed amount payable to me under the Agreement shall be paid in equal shares to those so designated. If no Primary Beneficiary survives me, the following persons, if living at the time of my death, shall receive in equal shares the undistributed amounts payable to me under the Agreement:

Contingent Beneficiary(ies)	Lowney Irrevocable Trust
7 Robert Las xxx, CPA xxx

Dated at Norwich, Conn, this 18 day of Feb, 1998.

(Witness)	Jeremiah J. Lowney